SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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[ ]    Definitive Proxy Statement
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[ ]    Soliciting Material Pursuant to section 240.14a-11(c) or section
       240.14a-12

                               EASTERN
 ...............................................................................
           (Name of Registrant as Specified In Its Charter)

 ...............................................................................
    (Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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    4)    Date Filed:

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


                          AN OPEN LETTER TO JOHN DYSON
                    FROM THE DIRECTORS OF THE EASTERN COMPANY


March 19, 1997


Mr. John Dyson
RR 1
Box 167D
Wing Road
Millbrook, NY  12545


Dear Mr. Dyson:

We, all of the Directors of The Eastern Company, strongly believe the proxy fight you and your affiliates, MMI Investments, L.L.C. and Millbrook Capital Management Inc., are waging in furtherance of your hostile, highly leveraged offer for the Company is harmful to the Company and its shareholders. FOR THE REASONS STATED BELOW, WE ARE URGING ALL OUR SHAREHOLDERS TO REJECT YOUR CAMPAIGN BY SIGNING AND RETURNING A WHITE PROXY CARD WITH A VOTE IN FAVOR OF MANAGEMENT.

                   EASTERN'S FINANCIAL STRENGTH AND THE VALUE
                            IT WILL PRODUCE BELONG TO
                      ALL THE SHAREHOLDERS, NOT JUST TO YOU

We have worked hard to build a strong financial base from which to create long-term value for our shareholders. WE BELIEVE THAT yOU ARE TRYING TO USE THAT STRENGTH, WHICH RIGHTFULLY BELONGS TO ALL SHAREHOLDERS, TO SUPPORT YOUR HIGHLY LEVERAGED OFFER AND THEREBY DEPRIVE THE SHAREHOLDERS OF THE VALUE THAT STRENGTH WILL PRODUCE.

We know how you and your family made your millions: by buying companies and selling them at a profit. We do not believe that you should profit at the expense of our other shareholders.

Eastern is now poised to increase shareholder value through future growth. Our financial strength permits us to continue our program of strategic acquisitions. Since 1994, we have made a number of such acquisitions: Prestolock (1994), Precision Components (1995) and certain assets of Excel Mining Systems (1996). Further, we are also continuing our new product design efforts.

These efforts are now paying off. Despite the anticipated downturn in the first quarter of 1996, normal operating profits increased dramatically over the rest of the year. We fully expect this trend to continue. Indeed, operating profits for the first two months of 1997 are ahead of target.

Your campaign ignores these facts. We do not want shareholders misled into thinking that Eastern does not have a bright future. Clay Lifflander, another of the Dyson/MMI would-be directors, knows that the opposite is true: He said that "EASTERN IS A WONDERFUL COMPANY WITH FOUR TO FIVE BUSINESSES IN NICHE MANUFACTURING MARKETS, ALL WITH HIGH GROWTH MARGINS," and bragged about your $15 per share leveraged buyout proposal, "HOW OFTEN DO YOU FIND A DEAL LIKE THAT?"

                           YOUR COSTLY, DISRUPTIVE AND
                    SELF-INTERESTED CAMPAIGN IS, IN OUR VIEW,
             HARMFUL TO THE LONG-TERM INTERESTS OF THE SHAREHOLDERS

YOUR COSTLY AND DISRUPTIVE EFFORTS HAVE, IN OUR VIEW, BEEN HARMFUL TO THE LONG-TERM INTERESTS OF THE SHAREHOLDERS. You have not withdrawn your offer, which we believe would shortchange Eastern's shareholders. Further, you and your other nominees appear to have a substantial conflict of interest. If elected, won't you have a STRONG SELF-INTEREST IN SELLING THE COMPANY TO YOURSELVES AT THE CHEAPEST POSSIBLE PRICE?

                       THE SHAREHOLDERS' INVESTMENT IS NOT
                 A PLAYTHING FOR YOU TO "HAVE A LOT OF FUN WITH"

If, on the other hand, you are not seeking election to further your purchase of the Company, we fail to see what you will accomplish other than disruption and distraction. HOW ARE YOUR THREE NOMINEES QUALIFIED TO SERVE AS DIRECTORS OF THE EASTERN COMPANY?

You are a millionaire financier and winery owner who dabbles in politics, most recently as a Deputy Mayor of New York City. WE HAVE TO QUESTION YOUR COMMITMENT TO THE SERIOUS BUSINESS OF SERVING THE LONG-TERM INTERESTS OF EASTERN'S SHAREHOLDERS. WHEN EASTERN'S DIRECTORS, AFTER CAREFUL CONSIDERATION, REJECTED YOUR LEVERAGED BUYOUT PROPOSAL, YOU SAID: "I THINK WE'RE GOING TO HAVE A LOT OF FUN WITH THIS."

Your fellow nominee, Clay Lifflander, 34 year-old president of your investment vehicle, appears to have no relevant manufacturing experience.

Your other nominee, George Shearer, is the president of a portfolio company you intended to use to acquire Eastern, even though it has only 1/4 of Eastern's net worth. That company makes flexible shaft products -- a product line entirely unrelated to Eastern's businesses.

AS WE TOLD YOU LAST SUMMER, WE BELIEVE YOUR HOSTILE OFFER IS NOT IN THE BEST INTERESTS OF THE COMPANY, ITS SHAREHOLDERS, EMPLOYEES, CUSTOMERS, CREDITORS, SUPPLIERS OR THE COMMUNITIES IN WHICH WE HAVE FACILITIES. OUR BELIEF IS THE SAME CONCERNING YOUR PROXY FIGHT.


This letter is a summary of the reasons why we strongly urge our shareholders to defeat the costly, disruptive and self-interested proxy fight you started, by signing, dating and returning a WHITE proxy card.

Very truly yours,

THE BOARD OF DIRECTORS OF THE EASTERN COMPANY



John W. Everets                                          Charles W. Henry
Chairman of H.P.S.C. Inc.                                Partner
Boston, MA                                               Kernan & Henry
(Financial Services)                                     Waterbury, CT



Ole K. Imset                                             Leonard F. Leganza
Director of Manufacturing,                               Financial and Business
Allen Bradley, Rockwell International                       Consultant
Manchester, NH                                           Farmington, CT




Russell G. McMillen                                      David C. Robinson
Chairman of the Company                                  President of The
(Until April 24, 1996)                                     Robinson Company
                                                         Waterbury, CT



Stedman G. Sweet                                         Donald S. Tuttle, III
President and Chief Executive Officer                    Account Executive
of the Company                                             and Vice President
                                                         Paine Webber
                                                         Middlebury, CT



                                                         Donald E. Whitmore, Jr.
                                                         Vice President,
                                                           Treasurer and
                                                           Secretary of the
                                                           Company

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               If your shares of Common Stock are held in the name
                   of a bank or brokerage firm, only that firm
                    can execute a proxy card on your behalf.
             Please contact the person responsible for your account
            and give instructions for a WHITE proxy card to be voted
                    FOR PROPOSALS 1-3 and AGAINST PROPOSAL 4.

             If you have questions or need assistance in voting your
               shares, please contact the firm assisting us in the
                           solicitation of proxies:

                            GEORGESON & COMPANY INC.
                                WALL STREET PLAZA
                               NEW YORK, NY 10005

                            TOLL-FREE: 1-800-223-2064
                       BANKS & BROKERS CALL: 212-440-9800
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